Exhibit 4.2

THIS OPTION, THE NOTE, AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS, HAVE BEEN TAKEN FOR INVESTMENT, AND MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT, OR IN THE OPINION OF COUNSEL TO THE ISSUER OF THESE SECURITIES, SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED.

Date: November 17, 2017

OPTION TO LEND SPORT ENDURANCE, INC. $48,250
THIS IS TO CERTIFY that, for value received, ************* (the “Holder”), has the right but not the obligation to lend Sport Endurance, Inc., a Nevada corporation (the “Company”) the sum of $48,250 (the “Option”), subject to the terms and conditions hereinafter set forth, and in exchange receive a $50,000 10% Senior Secured Convertible Promissory Note (the “Note”) in the form annexed as Exhibit A. This Option is granted in accordance with the terms of that certain Securities Purchase Agreement (the “SPA”) entered into between the Holder and the Company on November 17, 2017 and if exercised the terms of the SPA shall apply to the new $50,000 Note.

1. Exercise Period. The Option shall be exercisable on or before 5:00 p.m., New York, New York time on January 12, 2018 (the “Expiration Date”). This Option will terminate automatically and immediately upon the expiration of the Expiration Date.

2. Exercise of Option.
(a) This Option may be exercised, in whole and not in part, by the giving of written notice to the Company and Nason, Yeager, Gerson, White & Lioce, P.A (the “Escrow Agent”) on or before the Expiration Date. Such exercise shall be accomplished by wire transferring the sum of $48,250 (the “Exercise Price”) to as well as the giving of notice to the Company and the Escrow Agent prior to or simultaneous with the wire transfer. The Company shall execute and deliver the Note to the Escrow Agent after which the Escrow Agent shall deliver the loan proceeds to the Company.  The Holder’s right to exercise this Option is subject to compliance with the terms of the SPA (except for the amounts of the loan and dates) and acceptance of the terms of the Note.

(b) Upon receipt of evidence that the Exercise Price, together with presentation and surrender to the Company of this Option with an executed exercise notice in substantially the form attached hereto as Exhibit B, the Company will instruct the Escrow Agent, to deliver to the Holder, as promptly as possible, the  original executed Note. The Company acknowledges and agrees that this Option was issued on the Issuance Date.

3. No Rights as a Shareholder.  The Holder acknowledges this Option does not entitle the Holder to any voting rights or other rights as a shareholder or lender of the Company, nor to any other rights whatsoever except the rights herein set forth.

4. Successors and Assigns.  This Option shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and permitted assigns.

5. Notices.  Notices shall be provided in accordance with the provisions of the SPA pursuant to which this Option was sold.

6. Severability.  Every provision of this Option is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Option.

7. Governing Law.  This Option shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of choice of laws thereof.

8. Attorneys’ Fees.  In any action or proceeding brought to enforce any provision of this Option, the prevailing party shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses and any other available remedies.

9. Entire Agreement. This Option (including the Exhibits attached hereto) constitutes the entire understanding between the Company and the Holder with respect to the subject matter hereof, and supersedes all prior negotiations, discussions, agreements and understandings relating to such subject matter.

IN WITNESS WHEREOF, the Company has caused this Option to be executed as of the date first set forth above.

SPORT ENDURANCE, INC.

By:
Name: David Lelong
Title: Chief Executive Officer

Exhibit A

 EXERCISE NOTICE

(To be Executed by the Holder to Exercise the Rights To Lend Money Evidenced By the Option)

The undersigned, pursuant to the provisions set forth in the attached Option, hereby notifies the Company that it is exercising this Option.

Holder is making payment of the full exercise price for such Note. The total exercise price payable is $48,250.

I request that the Note be issued in the name of the undersigned and be delivered to the undersigned at the address stated below.

Date:_______________________________	Signed: _______________________________ Print Name:____________________________ Address:______________________________